Jones & Blouch L.L.P.
                    Suite 405- West
                    1025 Thomas Jefferson Street, N.W.
                    Washington, DC  20007
                    (202) 223-3500





                           November 14, 1996




Board of Directors
Network Imaging Corporation
500 Huntmar Park Drive
Herndon, VA  20170

Gentlemen:

     This letter is being submitted to Network Imaging Corporation, a Delaware corporation (the "Company"), in connection with its preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, in which the Company is registering for sale by Southbrook International Investments, Ltd. ("Southbrook"): (i) 500 shares of Series J Convertible Preferred Stock (the "Preferred Shares") that were issued to Southbrook in a private offering and (ii) up to 3,958,516 shares of Common Stock of the Company, par value $.0001 per share (the "Common Shares"), that may be issued upon conversion or redemption of the Preferred Shares or in payment of dividends thereon.

     We are familiar with the Certificate of Incorporation and Bylaws, as amended, of the Company, including the Certificate of Designation of Series J Convertible Preferred Stock of the Company (the "Certificate of Designation"), and with the corporate proceedings taken by the Company in connection with the issuance of the Preferred Shares.

     Based upon a review of such documents and consideration of such matters of law and fact as we deem appropriate, we are of the opinion that:

     1. The Preferred Shares have been legally issued by the Company and are fully paid and nonassessable.

     2. The Common Shares will be legally issued, fully paid and nonassessable when issued in accordance with the Certificate of Designation upon conversion or redemption of the Preferred Shares or in payment of dividends thereon.


     This opinion is provided solely for the benefit of the addressee hereof and is not to be relied upon by any other person. We hereby consent to the use of this opinion and to references to our firm in the Registration Statement.

                                   Very truly yours,



                                   /s/ Jones & Blouch L.L.P.